Exhibit 99.3
MYRIAD GENETICS, INC.
RESTRICTED STOCK UNIT AGREEMENT –
INCORPORATED TERMS AND CONDITIONS
This AGREEMENT (the “Agreement”) made as of the date of grant set forth in the Restricted Stock Unit Award Grant Notice between MYRIAD GENETICS, INC. (the “Company”), a Delaware corporation, and the individual whose name appears on the Restricted Stock Unit Award Grant Notice (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan (as defined below).
WHEREAS, the Company has adopted the 2026 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), to promote the interests of the Company by providing an incentive for Employees, directors and Consultants of the Company and its Affiliates;
WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s common stock, $0.01 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and
WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Restricted Stock Unit Award Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.
2.Vesting of Award.
(a)Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan. On each vesting date set forth in the Restricted Stock Unit Award Grant Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs set forth opposite such vesting date provided that the Participant is providing service (whether as an Employee, director or Consultant) to, the Company or an Affiliate on such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant promptly following the applicable vesting date and in accordance with this Agreement and the Plan.

(b)Except as otherwise set forth in this Agreement, if the Participant ceases to be providing services for any reason to the Company or an Affiliate (the “Termination”) prior to a vesting date set forth in the Restricted Stock Unit Award Grant Notice, then as of the date on which the Participant’s service terminates, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect. In the event of the Participant’s death while the Participant is providing services to the Company or an Affiliate, the Award will be treated in accordance with the Plan.
3.Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company's securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, or (iii) as approved by the Administrator in its discretion and set forth in a written instrument acceptable to the Company; provided that no Award may be transferred by the Participant for value. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant's lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant's guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.
4.Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits and Corporate Transactions. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.
5.Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently may have an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain any such registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.
6.Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7.Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges the Participant has read and understands and by which Plan the Participant agrees to be bound. The provisions of the Plan are incorporated herein by reference.
8.Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Company, as follows:
(a)through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck; or in the alternative, at the election of the Company, the Company may additionally reduce the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to those additional whole shares necessary to cover the minimum of the Participant’s total tax and other withholding obligations due and payable by the Company, and to the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable or to apply such excess as a payment of the Participant’s federal income tax withholding amount;
(b)requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from any compensation or other amounts payable to the Participant an amount equal to such amounts due and payable by the Company; or

(c)by requiring the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. Such sales shall be made pursuant to a mandatory “sell-to-cover” program instituted by the Company with no discretion by the Participant with respect to any sale under the “sell-to-cover” program. To the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable, or to apply such excess as a payment of the Participant’s federal income tax withholding amount. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company.
(d)The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.
9.    Participant Acknowledgements and Authorizations. The Participant acknowledges the following:
(a)The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate.

(b)The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.
(c)The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.
(d)The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.
(e)The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f)The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.
10.Cancellation. The Participant acknowledges and agrees that, in consideration for the Participant’s being granted the Award covered by this Agreement, the Participant shall abide by the terms and conditions of the restrictive covenant agreement attached hereto as Appendix A (the “Restrictive Covenant Agreement”), which terms and conditions are incorporated herein by reference. Notwithstanding anything to the contrary contained herein, subject to applicable law, this Agreement shall expire and be canceled, and the Award (whether or not vested or earned) shall be canceled if:
(a)the Participant shall cause the Company or any of its Affiliates to suffer financial harm or damage to its reputation (either before or after termination of employment) through (x) dishonesty, (y) violation of law in the course of Participant’s employment or violation of the Company’s Code of Conduct or other written policies, or (z) material deviation from the duties owed the Company and its Affiliates by the Participant; or
(b)the Participant violates the terms of the Restrictive Covenant Agreement or any other confidentiality, non-solicit or non-compete obligation, or any other restrictive covenant set forth in any agreement between the Participant and the Company or any of its Affiliates, or otherwise pursuant to any written policy of the Company or any of its Affiliates (each, a “Restrictive Covenant”).
The Company may require the Participant to provide a written certification or other evidence, from time to time in the Company’s sole discretion, to confirm that no cancellation event identified in clauses (a) or (b) above has occurred, including upon or following a termination of employment for any reason and/or during a specified period of time prior to the vesting of the Award. If the Participant fails to provide any required certification or other evidence by the specified deadline, the Company shall have the right to cancel the Participant’s Award and/or as set forth in the next paragraph, to cause the delivery of the Award or any shares of Common Stock issued under this Agreement to be rescinded (and if the Participant has previously sold any shares of Common Stock issued pursuant to this Agreement, the Participant would be required to pay back to the Company the pre-tax proceeds received from the sale of such shares of Common Stock).
The Participant understands that the cancellation of any awards or rights under this Agreement is only one of the remedies that potentially may be asserted against the Participant for injuries or damages sustained by the Company or any of its Affiliates as a result of any action described in this Section 10 or a violation of any Restrictive Covenant. Such cancellation shall be in addition to any equitable and legal rights the Company or any of its Affiliates has or may have and shall not constitute a release of any claim that the Company or any of its Affiliates may have for damages, past, present, or future. In addition, a breach by the Participant of any provisions of any Restrictive Covenant that occurs after the delivery of the Award or any shares of Common Stock issued under this Agreement (including any breach occurring after termination of employment) shall cause the delivery of the Award and/or any shares of Common Stock issued under this Agreement to be rescinded (and if the Participant previously sold any shares of Common Stock issued pursuant to this Agreement, the Participant would be required to pay back to the Company the pre-tax proceeds received from the sale of such shares of Common Stock).

11.Clawback. Notwithstanding anything to the contrary in this Agreement, the Plan, or any other agreement, the Company may recover from the Participant any compensation received from this Award (whether or not settled) or cause the Participant to forfeit this Award (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered, and/or as required by applicable law or stock exchange listing standards.
12.Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, registered or certified mail, return receipt requested, or as otherwise permitted by the Company, addressed as follows:

If to the Company:
Myriad Genetics, Inc.
Attention Chief Legal Officer
322 North 2200 West
Salt Lake City, UT 84116
If to the Participant, to the last known address provided to the Human Resources department of the Company by the Participant or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.
13.Assignment and Successors.
(a)This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
14.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of Utah and agree that such litigation shall be conducted in the state courts of the state of Utah or the federal courts of the United States for the District of Utah.
15.Waiver of Jury Trial. By accepting or being deemed to have accepted this Award, the Participant waives, to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or this Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith.

16.Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.
17.Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.
18.Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
19.Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b) (4)(i)), and shall be construed accordingly.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Appendix A
Restrictive Covenant Agreement